Exhibit 99.1

202 West Colorado ◆ P.O. Box B La Grange, Texas 78945 News Release For Information Contact: Tom Adams, 979.968.7261

Texas United Bancshares, Inc. completes acquisition of GNB Bancshares, Inc.

La Grange, Texas October 4, 2004 — Texas United Bancshares, Inc. (“Texas United”) has completed its previously announced acquisition of GNB Bancshares, Inc. (GNB) and its wholly owned subsidiary GNB Financial, n.a. (GNB Financial) effective October 1, 2004.

In connection with the acquisition, Texas United issued 1,456,819 shares of its common stock along with approximately $18.4 million in cash for all of the outstanding shares of GNB.

GNB Financial will continue to operate as a separate subsidiary of Texas United retaining its name and board of directors, with the addition of L. Don Stricklin and Ervan Zouzalik as directors of GNB Financial. In addition, Riley Peveto, Chairman and a director of GNB, and Jimmy Jack Biffle, a director of GNB, will become directors of Texas United.

GNB, headquartered in Gainesville, Texas, was chartered in 1933 and is predominantly a small business and consumer lender. GNB’s banking philosophy complements that of Texas United, as both institutions believe in acquiring local deposits to lend back into the communities they serve. Gainesville is located approximately 60 miles north of Dallas, Texas.

As of June 30, 2004, GNB Financial had seven branch locations and reported total assets of $223.4 million, loans of $164.9 million, deposits of $189.4 million, and shareholders equity of $19.4 million.

Texas United Bancshares, Inc. is a registered financial holding company listed on the Nasdaq National Market under the symbol “TXUI.” The company operates through two wholly owned subsidiaries, State Bank and GNB Financial, n.a. and offers a complete range of banking services through 20 full-service State Bank banking centers, three loan production offices located in south central Texas and seven GNB Financial, n.a. banking centers in the Dallas Fort Worth metroplex. In addition, State Bank has nine mortgage loan production offices located in Houston and San Antonio through its wholly owned subsidiary Community Home Loan.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Texas United, are generally identified by use of the words “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Texas United’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The following factors, among others, could cause the actual results of the merger to differ materially from the expectations stated in this release: the ability of the companies to obtain the required shareholder or regulatory approvals for the merger; the ability of the companies to consummate the merger; the ability of Texas United to raise the funds necessary to complete the merger; the ability to successfully integrate the companies following the merger; a materially adverse change in the financial condition of either company; the ability to fully realize the expected cost savings and revenues or the ability to realize them on a timely basis; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services.

Texas United undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.